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                                                                      EXHIBIT 12

                     SMITHKLINE BEECHAM HOLDINGS CORPORATION
 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS
                           (IN MILLIONS EXCEPT RATIO)



                                                                                  YEAR ENDED DECEMBER 31,
                                                    -----------------------------------------------------------------------------
                                                     1996              1995             1994              1993               1992
Income before income taxes ................         $ 211             $ 219             $ 230             $ 211             $ 194
Less:  Equity in net income and losses
    of affiliates .........................           (18)              (21)               (9)              (20)              (21)
Add:  Interest expense ....................             2                 3                13                19                22
                                                    =====             =====             =====             =====             =====
Income, as adjusted .......................         $ 195             $ 201             $ 234             $ 210             $ 195
                                                    =====             =====             =====             =====             =====

Fixed charges:
Interest expensed and capitalized .........         $   2             $   4             $  14             $  20             $  23
Preferred stock dividend requirement ......            54                --                --                --                --
                                                    -----             -----             -----             -----             -----
Total fixed charges and preferred stock
    dividends .............................         $  56             $   4             $  14             $  20             $  23
                                                    =====             =====             =====             =====             =====

Ratio of earnings to combined fixed charges
and preferred stock dividends .............          3.5x             50.3x             16.7x             10.5x              8.5x
                                                    =====             =====             =====             =====             =====


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